Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES THIRD QUARTER 2011

FINANCIAL RESULTS AND UPDATES FULL YEAR 2011 OUTLOOK

~ Third Quarter Net Sales Increased 16.8% to $172.0 Million ~

~ Third Quarter Net Income of $6.7 Million, or $0.24 per Diluted Share ~

TOANO, Va. October 27, 2011 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in the U.S., today announced financial results for the third quarter and nine months ended September 30, 2011 and updated its outlook for the fourth quarter of 2011.

Third Quarter Results

Net sales increased 16.8% to $172.0 million in the third quarter of 2011 from $147.2 million in the third quarter of 2010. Comparable store net sales increased 3.0% for the third quarter of 2011, in comparison to a decrease of 5.7% for the third quarter of the prior year. Net sales at non-comparable stores increased $20.3 million over the prior year period. The Company has opened 33 new store locations in 2011, including six opened during the third quarter.

Gross margin was 35.6% in the third quarter of 2011, an increase from 35.2% in the third quarter of 2010. Gross margin benefited from the continued implementation of sourcing initiatives, partially offset by net sales mix shifts and higher net transportation costs.

Selling, general and administrative (SG&A) expenses were $50.3 million, or 29.3% of net sales, for the third quarter of 2011 compared to $44.9 million, or 30.5% of net sales, for the third quarter of 2010. The decrease in SG&A expenses as a percentage of net sales for the third quarter of 2011 is primarily due to improved operating productivity relative to the third quarter of 2010 when the Company implemented its integrated information technology solution. In addition, SG&A as a percentage of net sales in the third quarter of 2011 benefited from leverage of the Company’s national advertising expenditures, partially offset by the costs of store base expansion and infrastructure investments.

As the Company previously announced, it recently entered into an agreement to acquire certain assets of Sequoia Floorings (“Sequoia”) relating to Sequoia’s quality control and assurance, product development and logistics operations in China. As a part of the transaction, the Company established a representative office in Shanghai in October 2011, and assumed direct control of sourcing previously managed by Sequoia. Acquisition costs of approximately $0.5 million are included in SG&A expenses for the third quarter of 2011.

Net income increased 57.2% to $6.7 million, or $0.24 per diluted share, in the third quarter of 2011 compared to $4.3 million, or $0.15 per diluted share, in the third quarter of the prior year. The effective tax rate was 39.2% in the third quarter of 2011 and 38.7% in the third quarter of 2010, with the increase in 2011 primarily due to increases in certain reserves, higher state income taxes and certain non-deductible acquisition expenses.

First Nine Months Results

Net sales increased 8.6% to $507.1 million in the first nine months of 2011 from $467.1 million in the first nine months of 2010. Comparable store net sales decreased 3.3% for the first nine months of 2011, compared to an increase of 2.4% for the first nine months of the prior year. Non-comparable store net sales increased $55.5 million over the prior year. As of September 30, 2011, the Company operated 256 stores in 46 states and Canada.

Gross profit increased 9.1% to $178.8 million as gross margin increased to 35.3% in the first nine months of 2011 from 35.1% in the same period of 2010. SG&A expenses increased 14.4% to $149.8 million, or 29.5% of net sales, for the first nine months of 2011 compared to $131.0 million, or 28.0% of net sales, for the prior year period.

Net income decreased 12.5% to $17.8 million, or $0.63 per diluted share, in the first nine months of 2011 compared to $20.3 million, or $0.72 per diluted share, in the prior year period. Net income for the first nine months of 2011 reflects an effective tax rate of 39.1% compared to 38.7% in the first nine months of 2010.

Jeffrey W. Griffiths, Chief Executive Officer, commented, “We made good progress on our strategic initiatives in the third quarter, despite a difficult macroeconomic environment which has caused our customers to remain cautious and price sensitive with regard to large-ticket discretionary purchases. During the quarter, we further laid the foundation for the Company’s long-term success by continuing our investment in our sourcing initiatives. Specifically, with the recent acquisition of certain of Sequoia’s assets, we further strengthened our direct relationships with mills in China, allowing us to more efficiently and effectively control the quality and costs of products sourced in this region. We believe these enhancements will enable us to strengthen the value proposition to our customer, ultimately expanding our operating margins over the longer-term.”

Company Outlook

The Company has updated its outlook for fiscal 2011 and now expects the following:

•

Net sales for the full year in the range of $674 million to $681 million, from the previous range of $673 million to $686 million, with fourth quarter net sales in the range of $167 million to $174 million, from the previous range of $170 million to $180 million.

•	The opening of seven to nine new store locations in the fourth quarter of the year, for a total of 40 to 42 new store locations in 2011.

•

Earnings per diluted share for the full year 2011 in the range of approximately $0.96 to $1.02, from the previous range of approximately $1.00 to $1.08, each based on a diluted share count of approximately 28.5 million shares, with fourth quarter earnings per diluted share in the range of approximately $0.33 to $0.39, from the previous range of $0.39 to $0.44.

Supply Chain Team Addition

The Company also announced that Carl R. Daniels has joined as its Senior Vice President, Supply Chain, effective October 31, 2011. In this position, Mr. Daniels will oversee the Company’s international and domestic logistics, warehousing and distribution operations. He will report directly to Robert M. Lynch, President and Chief Operating Officer. Mr. Daniels most recently served as Senior Vice President of Supply Chain and Operations at Harbor Freight Tools, where he was responsible for all organizational operations including distribution, transportation, international consolidations and procurement. Mr. Daniels also served in executive level logistics positions at Michaels, Inc., Retail Ventures Services, Inc. and Midas International, Inc., among other retailers.

Mr. Griffiths concluded, “As we look to the remainder of the year, we believe wood flooring customers will remain cautious and price sensitive. However, we expect continued gross margin improvement in the coming months from the benefits of our sourcing initiatives. As Carl joins our team, we are pleased to add a leader with more than 30 years of extensive on-the-ground experience who will be an integral part of further developing world-class supply chain capability at Lumber Liquidators. We have a strong team in place, a unique value proposition, a profitable store model and a focus on long-term growth to deliver value to our customers and shareholders. Overall, we are well positioned to compete effectively in a highly fragmented market and excited about the future opportunities.”

Third Quarter Results Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on October 27, 2011, at 10:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately one hour after the call through November 3, 2011 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering conference ID number 379865. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With over 255 locations, Lumber Liquidators is North America’s largest specialty retailer of hardwood flooring. The Company features more than 340 first quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators low priced product, much of which is in-stock and ready for delivery.

Named one of Forbes’ 100 Most Trustworthy Companies of 2010, the Company’s quality products—such as Bellawood Prefinished Hardwood and Morning Star Bamboo—regularly appear on popular television shows, such as Extreme Makeover: Home Edition and HGTV’s Dream Home.

For more information, please visit www.lumberliquidators.com or call 1.800.HARDWOOD. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators

Daniel Terrell/Ashleigh McDermott

Tel: (757) 566-7512

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	September 30, 2011	December 31, 2010
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$37,817	$34,830
Merchandise Inventories	160,847	155,131
Prepaid Expenses	5,138	4,837
Other Current Assets	6,409	8,007

Total Current Assets	210,211	202,805
Property and Equipment, net	41,357	35,314
Goodwill	9,523	1,050
Other Assets	3,118	3,121

Total Assets	$264,209	$242,290

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts Payable	$19,476	$33,744
Customer Deposits and Store Credits	18,992	12,039
Accrued Compensation	1,632	2,460
Sales and Income Tax Liabilities	4,877	2,859
Other Current Liabilities	8,819	5,585

Total Current Liabilities	53,796	56,687

Deferred Rent	3,298	2,746
Deferred Tax Liability	2,726	2,352

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 27,761,062 and 27,472,680 outstanding, respectively)	28	27
Additional Capital	106,917	100,531
Retained Earnings	97,744	79,947
Accumulated Other Comprehensive Loss	(300)	—

Total Stockholders’ Equity	204,389	180,505

Total Liabilities and Stockholders’ Equity	$264,209	$242,290

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net Sales	$171,993	$147,192	$507,133	$467,061
Cost of Sales	110,745	95,431	328,368	303,256

Gross Profit	61,248	51,761	178,765	163,805

Selling, General and Administrative Expenses	50,327	44,909	149,832	130,985

Operating Income	10,921	6,852	28,933	32,820

Interest and Other Income, net	(148)	(143)	(303)	(371)

Income Before Income Taxes	11,069	6,995	29,236	33,191

Provision for Income Taxes	4,334	2,711	11,438	12,846

Net Income	$6,735	$4,284	$17,798	$20,345

Net Income per Common Share—Basic	$0.24	$0.16	$0.64	$0.74

Net Income per Common Share—Diluted	$0.24	$0.15	$0.63	$0.72

Weighted Average Common Shares Outstanding:
Basic	27,759,306	27,420,415	27,673,741	27,363,621
Diluted	28,327,375	28,234,339	28,379,234	28,236,042

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2011	2010

Cash Flows from Operating Activities:
Net Income	$17,798	$20,345
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	6,129	3,993
Stock-Based Compensation Expense	3,002	2,355
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(5,789)	(23,621)
Accounts Payable	(14,184)	(11,135)
Customer Deposits and Store Credits	6,967	11,503
Prepaid Expenses and Other Current Assets	(2,866)	(1,671)
Other Assets and Liabilities	4,960	1,188

Net Cash Provided by Operating Activities	16,017	2,957

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(11,637)	(14,127)
Cash Paid for Acquisition	(4,725)	—

Net Cash Used in Investing Activities	(16,362)	(14,127)

Cash Flows from Financing Activities:
Proceeds from the Exercise of Stock Options	2,116	1,321
Excess Tax Benefits on Stock Option Exercises	1,421	1,110
Common Stock Purchased Pursuant to Equity Compensation Plans	(151)	(149)

Net Cash Provided by Financing Activities	3,386	2,282

Effect of Exchange Rates on Cash and Cash Equivalents	(54)	—
Net Increase (Decrease) in Cash and Cash Equivalents	2,987	(8,888)
Cash and Cash Equivalents, Beginning of Period	34,830	35,675

Cash and Cash Equivalents, End of Period	$37,817	$26,787